Filed Pursuant to Rule 433
Dated August 11, 2006
Registration Statement No. 333-132201

Issuer:
Toyota Motor Credit Corporation

Structure:			1-Yr MTNFRN
Pricing Date:			August 11, 2006
Interest Accrual Date:		August 16, 2006
Settlement Date (T+3):		August 16, 2006
Maturity Date:			August 17, 2007
Ratings:			Aaa/AAA
Cusip:			        89233PYZ3
Form of Note:			Senior MTN


Bond Transaction Details

Principal Amount: 	$125,000,000
Pricing Benchmark:	Federal Reserve Bank Prime Loan Rate (FCPR)
Reoffer Yield:		FCPR - 296bps
Reoffer Price:		100.000%
Gross Underwriting
Spread:		        0.010%
All-In Price to Issuer:	99.990%
All-in Cost:		FCPR - 295bps
Net Proceeds:		$124,987,500
Interest Reset:		Daily
Interest Pay Frequency:	Quarterly
First Payment Date:	November 17, 2006
Interest Payment Dates:	17th day of November, February, May, and August
Interest Determination
Dates:		        Same day.  2 business day lockout prior to interest
                        pay dates
Day Count:		Actual / 360
Day Count Convention:	Following (Adjusted)
Payment Days for
Payment and Reset:	New York
Determination Date:	New York
Law:		        New York
Minimum Denominations:	$1,000
Agent:		        Merrill Lynch
DTC		        161





The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-500-5408.